EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-4 of our report dated June 10, 2010 (August 17, 2010 as to the subsequent events described in Note 18), relating to the financial statements and financial statement schedules of Kilroy Realty, L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting provisions), appearing in the prospectus, which is a part of this registration statement.

We also consent to the references to us under the headings “Summary Historical Financial Data,” “Selected Consolidated Financial Data” and “Experts” in such prospectus.

/S/ DELOITTE & TOUCHE LLP

Los Angeles, California

August 30, 2010